Exhibit 10.1

June 20, 2018

Sandra Peterson
One Johnson & Johnson Plaza
New Brunswick, New Jersey 08933

Dear Sandi:
This letter (“Agreement”) will confirm the terms of your transition and separation from employment with Johnson & Johnson (the “Company” or “Johnson & Johnson”). Your last day of employment (the “Separation Date”) will be October 1, 2018. In connection with your separation, subject to applicable conditions you will be entitled to the following:

1.
Regardless of whether you enter into this Agreement, you will: (a) be paid at your present base rate of pay through the Separation Date; (b) be paid for any untaken vacation days accrued through the Separation Date in accordance with Company policy; and (c) be eligible to receive a pro-rata performance bonus under Global Performance Bonus Policy, which shall be payable in the ordinary course in March 2019.

2.
As explained below, you will be eligible to receive either Basic Severance Pay or Enhanced Severance Pay, but not both. If you do not enter into this Agreement, on the Separation Date you will be entitled to Basic Severance Pay under the Severance Pay Plan of Johnson & Johnson and U.S. Affiliated Companies (the “Plan”), subject to the terms and conditions of the Plan. If you do enter into this Agreement (by signing it and not revoking it in the time periods specified below), on the Separation Date you will be entitled to Enhanced Severance Pay (instead of Basic Severance Pay) under the Plan and Supplemental Severance Pay, subject to the terms and conditions of the Plan (including, without limitation, Article 10 thereof; “Internal Revenue Code Section 409A”) and this Agreement.

Total gross amount of your BASIC SEVERANCE PAY (applicable if you do not enter into this Agreement): 4 WEEKS AT $20,625.00 PER WEEK = $82,500.00.
Total gross amount of your ENHANCED SEVERANCE PAY (applicable if you do enter into this Agreement): 52 WEEKS AT $20,625.00 PER WEEK = $1,072,500.00
Total gross amount of your SUPPLEMENTAL SEVERANCE PAY (applicable if you do enter into this Agreement): 52 WEEKS AT $192,307.69 PER WEEK = $10,000,000.00.

3.
To receive Basic Severance Pay, Enhanced Severance Pay or Supplemental Severance Pay, you must fully comply with all of your obligations to the Company and other Johnson & Johnson companies (collectively “Outstanding Obligations”). Your Outstanding Obligations are: (a) your obligation to return to the Company all documents (including electronic ones) and all copies thereof and other property (such as computers, cell phones and automobiles) related to your work for any Johnson & Johnson company, (b) your confidentiality obligations under applicable law and under any confidentiality agreement and any non-solicitation and/or non-competition agreement you have signed, and (c) your obligation to repay any outstanding monetary obligation to any Johnson & Johnson company.
You may not conduct work (e.g., directly or through a third party) for any Johnson & Johnson company (except pursuant to Paragraph 4(b) below) or for a competitor of the Company while receiving severance pay.

4.
To receive Enhanced Severance Pay or Supplemental Severance Pay, you must meet the following requirements in addition to those described in Paragraph 3 above: (a) you must enter into this Agreement, and (b) you must make yourself available to consult at reasonable times upon reasonable notice and cooperate fully with any Johnson & Johnson company in connection with any business matter, investigation or legal matter as to which you may have relevant information, without further compensation if you are receiving severance pay at the time the assistance is provided. You will be reimbursed for reasonable expenses you incur consistent with the existing Company Travel and Expense reimbursement policies.

5.	The following terms apply to the receipt of Basic Severance Pay, Enhanced Severance Pay and Supplemental Severance Pay:
(a) Amounts will be withheld from your severance pay for tax purposes and, as provided for in Paragraph 8 below, certain deductions will be taken from your severance pay if you are continuing to participate in Company health and/or life insurance plans.
(b) Deductions may be taken for the amount of any wage replacement benefit you receive from any source to which a Johnson & Johnson company contributes (e.g., pursuant to law or contract), and for any amount you receive under a non-competition agreement.
(c) Subject to the applicable deductions, Basic or Enhanced Severance payments will be made at your regular base pay rate (in effect on the date hereof) per payroll period, until all severance benefits have been paid. To the extent practicable, your severance pay, including Supplemental Severance Pay, will be paid on your normal payroll dates. Supplemental Severance Pay will be paid concurrently with Enhanced Severance Pay.
(d) If you cease to meet the eligibility requirements for receipt of severance pay as set forth above or lose your right to receive severance pay under the terms of the Plan or this Agreement for any reason, you will receive no further severance pay.

6.
Because your separation from employment qualifies as a “reduction in force”, if you timely execute and do not revoke this Release, you will remain eligible to vest in a portion of the outstanding unvested restricted share units, stock options, and/or performance share units of Johnson & Johnson that you hold as of the Separation Date (the “2018 LTI Awards”), in accordance with the terms of the applicable long-term incentive award agreement. The pro-rata portion of any LTI Award that remains outstanding and eligible to vest will be based on the length of your service between the date of grant and the Separation Date and, in the case of Performance Share Units, will also be based on satisfaction of the applicable performance metrics. Your eligibility to vest in any portion of a LTI Award following the Separation Date also will be subject to your compliance with the Outstanding Obligations and the terms contained in the award agreement (and, to the extent applicable, the Johnson & Johnson 2012 Long-Term Incentive Plan), including without limitation, any restrictive covenants set forth therein.

7.
By entering into this Agreement, you agree that contributions you must make for continued benefit coverage and any amounts you owe the Company (e.g., from monetary advances or credit card charges) may be deducted from your severance pay to the extent permitted by law.

8.
If you enter into this Agreement, the period during which the Company will subsidize the cost of your group health insurance and during which you may continue your Company group life insurance (at your own expense) may be extended for the period during which you are receiving severance pay (for a maximum of one year from your Separation Date). More information about your eligibility for continued group health and life insurance (and other benefits) is available in the attached Benefit Information Sheet, the relevant Summary Plan Descriptions and from the Benefit Service Center at 800-565-0122.

9.
In consideration for the payments and other benefits you are receiving for entering into this Agreement, you release and give up any and all claims and rights that you may have against the Company, and all of its respective subsidiaries, divisions, affiliated companies and benefit plans, as well as all of their respective past, present and future directors, officers, employees, plan administrators, agents and attorneys (all of whom are referred to collectively in this Agreement as “Releasees”); provided, that you are not releasing any of: (a) your right to the payments and benefits provided for in this Agreement, (b) to any vested benefits (or restricted share units, performance share units, or stock options specifically stated to vest before the Separation Date or during retirement) under the Consolidated Retirement Plan of Johnson & Johnson, the Johnson & Johnson Savings Plan or any retirement, savings, incentive or executive compensation plan in which you participated during your employment or (c) any rights to indemnification under the Company charter, by-laws and applicable law and to any claim under any applicable directors and officers liability insurance coverage (collectively the “Excepted Rights”).

By signing this Agreement, you release and give up all claims and rights against Releasees of any nature arising under any federal, state, local or foreign law, including, but not limited to, those not mentioned in this Agreement, those of which you are not aware, and any claims for or rights to attorneys’ fees. You specifically release any and all claims and rights in any way relating to or arising out of your employment with any Johnson & Johnson company or the termination of that employment, except for the Excepted Rights.
You are specifically releasing any claims of unlawful discrimination, harassment or retaliation against you, including, but not limited to, those based on your age, sex, race, color, religion, national origin, citizenship, veteran status, sexual orientation, gender orientation, disability, or any other status protected by applicable law. These include any and all claims you may have under the Civil Rights Act of 1964, (“Title VII”), 42 U.S.C. §2000e et seq.; the Civil Rights Act of 1866, 42 U.S.C. §1981 et seq.; the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. §1001 et seq.; the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, 29 U.S.C. §621 et seq.; the Sarbanes-Oxley Act of 2002, 15 U.S.C. §7241 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2101 et seq.; the Family and Medical Leave Act, 29 U.S.C. §2601 et seq.; any state or local counterpart to such federal statutes; the New Jersey Law Against Discrimination, N.J.S.A. 10:5-1 et seq.; the New Jersey Conscientious Employee Protection Act, N.J.S.A. 34:19-1 et seq.; the New Jersey Family Leave Act, N.J.S.A. 34:11B-1 et seq.; and any other applicable federal, state, foreign or local statute, regulation or ordinance prohibiting discrimination, harassment or retaliation. You are also releasing any and all other claims and rights you may have against Releasees, other than the Excepted Rights, including, but not limited to, claims for breach of contract (express or implied), breach of promise, wrongful discharge, unjust dismissal, unfair competition, whistle-blowing, breach of fiduciary duty, breach of the implied covenant of good faith and fair dealing, invasion of privacy, defamation, wrongful denial of benefits, intentional and negligent infliction of emotional distress, intentional and negligent misrepresentation, representations made to induce you to accept employment with any Johnson & Johnson company, fraud, negligence, and any intentional torts.
You are releasing all claims described above arising through the date you sign this Agreement, including those for any injuries or damages suffered at any time after the date you sign this Agreement by reason of the continued effects of alleged discriminatory acts or other conduct that occurred prior to the date you sign this Agreement.
You agree that this Agreement provides you with payments and other benefits you otherwise would not be entitled to receive, which constitute consideration for this Release. You agree that you are not entitled to and will not become entitled to anything further from Releasees except for the Excepted Rights, and that you will not seek anything further from Releasees, other than with respect to the Excepted Rights. You acknowledge and confirm that you have not filed or caused or permitted to be filed any pending lawsuit of any type in any forum against any Releasee.
This release does not apply to rights that may arise after the date you sign this Agreement, or to any claims that cannot be waived by private agreement under applicable law. This Agreement does not waive any rights you may have to file an administrative charge with the Equal Employment Opportunity Commission, but it does waive any rights you may have to any monetary award, recovery or settlement in connection with such a charge, without regard to who brought or filed such charge.
Furthermore, nothing in this Agreement, or any agreement signed by you during the course of your employment with the Company whether expressly stated or not, prohibits you from reporting or making a disclosure that is required or protected under any state or federal law or regulation to any government agency concerning a possible violation of state or federal law or regulation or from recovering a monetary award, recovery, or settlement from any government agency in connection with such reporting or disclosure. However, this Agreement does waive any right that you have to any monetary award, recovery or settlement from the Company in connection with any such reporting or disclosure.

10.	You acknowledge that you are entering this Agreement knowingly, willingly and voluntarily. You are strongly encouraged to consult an attorney regarding this Agreement.

11.
You are entitled to twenty-one (21) days to consider and sign this Agreement. Following the date that you sign this Agreement, you will have a period of seven (7) days (the “Revocation Period”) within which to revoke it. If you do not revoke it, the Agreement will become effective at the end of the Revocation Period. Any revocation of this Agreement must be in writing and delivered to Peter Fasolo, One Johnson & Johnson Plaza, New Brunswick, NJ 08933, within the Revocation Period. If delivered by mail, the revocation must be postmarked within the Revocation Period.

12.
This Agreement and any confidentiality, non-solicitation and/or non-competition agreement you have signed, which are incorporated into this Agreement by reference, represent the entire agreement between you and the Company concerning your rights relating to the Company upon your separation, except that (i) all employee benefits referred to in this Agreement shall be subject to the terms and conditions of the applicable employee benefit plans, and (ii) all LTI awards shall be subject to the terms and conditions of the applicable award agreements and plan. Notwithstanding the foregoing, the Company does not enforce post-employment restrictions on customer/client solicitation or services performed for a competitor contained within Company secrecy, non-competition and non-solicitation agreements against former California employees who engage in such activity in California, unless the activity involves the use or disclosure of confidential information, or other unlawful conduct. This Agreement may be modified only in a writing signed by both parties. You agree that any promises or representations concerning your rights relating to the Company upon your departure, either oral or written, that are not contained in this

Agreement or the other documents referenced in this paragraph are not valid or binding upon the Company, except insofar as you may have continuing rights under certain company employee benefit plans based on plan rules.

13.
This Agreement will be binding on you and anyone who succeeds to your rights and responsibilities, such as your heirs or the executor of your estate. This Agreement is made not only for the benefit of Releasees, including the individuals and entities collectively described herein, but also for all who succeed to their rights and responsibilities, such as the successors and assigns of the named corporate entities and the heirs and executors of the estates of the individuals collectively referred to herein as Releasees.

14.
If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid or unenforceable, the remaining provisions, or the application of such provisions to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected. However, if the Release contained in this Agreement is found by a court of competent jurisdiction to be invalid or unenforceable, you agree, promptly upon the request of the Company, to execute a new release that is valid and enforceable. In the absence of a valid, enforceable release, this Agreement shall be null and void.

To accept the terms of this Agreement, you should sign it below and return it to me. The enclosed duplicate may be retained by you.
Very truly yours,
/s/ Peter M. Fasolo
By: Peter M. Fasolo
Executive Vice President, CHRO

I acknowledge that I have read and understand and agree to all the terms of this Agreement and further acknowledge that I have had the opportunity to review it with an attorney.

By: /s/ Sandra Peterson
Sandra Peterson